Exhibit 10.27

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (“Agreement”) is made and entered into effective as of February 12, 2007 by and between FEDERAL REALTY INVESTMENT TRUST, a Maryland real estate investment trust (“Employer”), and ANDREW P. BLOCHER (“Employee”).

WHEREAS, Employee serves as Employer’s Senior Vice President – Capital Markets and Investor Relations, and Employer and Employee wish to set forth the terms of a change in control agreement for Employee.

NOW THEREFORE, in consideration of the foregoing, of the mutual promises herein contained and of other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Benefits Upon Termination Upon Change in Control.

(a) Change in Control Defined. No benefits shall be payable under this Agreement unless there shall have occurred a “Change in Control” (hereinafter defined) of Employer. For purposes of this Agreement, a “Change in Control” of Employer shall mean any of the following events:

(i) An acquisition in one or more transactions (other than directly from Employer or pursuant to options granted by Employer) of any voting securities of Employer (the “Voting Securities”) by any “Person” (as the term is used for purposes of Section 13(d) or 14(d) of the Securities Act of 1934, as amended (the “Exchange Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of Employer’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by: (A) an employee benefit plan (or a trust forming a part thereof) maintained by (1) Employer or (2) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by Employer (a “Subsidiary”); (B) Employer or any Subsidiary; or (C) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(ii) The individuals who, as of the date of this Agreement, are members of the Board of Trustees (the “Incumbent Trustees”), cease for any reason to constitute at least two-thirds (2/3) of the Board; provided, however, that if the election, or nomination for election by Employer’s shareholders, of any new member was approved by a vote of at least two-thirds (2/3) of the Incumbent Trustees, such new member shall, for purposes of this Agreement, be considered as a member of the Incumbent Trustees; provided, further, however, that no individual shall be considered a member of the Incumbent Trustees if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Trustees (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii) Approval by shareholders of Employer of:

(A) A merger, consolidation or reorganization involving Employer, unless:

(1) the shareholders of Employer, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least a majority of the combined voting power of the outstanding voting securities of the Person resulting from such merger or consolidation or reorganization (the “Surviving Person”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization;

(2) the individuals who were members of the Incumbent Trustees immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds (2/3) of the members of the board of directors of the Surviving Person; and

(3) no Person (other than Employer or any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by Employer, or any Subsidiary, or any Person which, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of 20% or more of the then outstanding Voting Securities) has Beneficial Ownership of 20% or more of the combined voting power of the Surviving Person’s then outstanding voting securities.

A transaction described in clauses (1) through (3) above is hereinafter referred to as a “Non-Control Transaction.”

(B) A complete liquidation or dissolution of Employer; or

(C) An agreement for the sale or other disposition of all or substantially all of the assets of Employer to any Person (other than a transfer to a Subsidiary).

(iv) Notwithstanding the foregoing, a Change in Control shall not be deemed to occur: (A) solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by Employer which, by reducing the number of Voting Securities outstanding, increases the proportional number of Voting Securities Beneficially Owned by the Subject Person; provided, however, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by Employer, and after such share acquisition by Employer, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur; or (B) if Employer (1) establishes a wholly-owned subsidiary (“Holding Company”); (2) causes the Holding Company to establish a wholly-owned subsidiary (“Merger Sub”); and (3) merges with Merger Sub, with Employer as the surviving entity (such transactions collectively are referred as the “Reorganization”). Immediately following the completion of the Reorganization, all references to the Voting Securities shall be deemed to refer to the voting securities of the Holding Company.

(v) Notwithstanding anything contained in this Agreement to the contrary, if Employee’s employment is terminated while this Agreement is in effect and Employee reasonably demonstrates that such termination: (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control (a “Third Party”); or (B) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes of this Agreement, the date of a Change in Control with respect to Employee shall mean the date immediately prior to the date of such termination of Employee’s employment.

(b) Termination of Employment Following Change in Control. Employee shall be entitled to the benefits provided in this Agreement if a Change in Control occurs and Employee’s employment with Employer is terminated:

(i) under any of the following circumstances within a period of eighteen (18) months after the occurrence of such Change in Control:

(A) by Employer other than with Cause. “Cause” shall mean: (1) Employee’s failure (other than failure due to disability) to substantially perform his duties with Employer or an affiliate thereof; which failure remains uncured after written notice thereof and the expiration of a reasonable period of time thereafter in which Employee is diligently pursuing cure; (2) Employee’s willful conduct which is demonstrably and materially injurious to Employer or an affiliate thereof, monetarily or otherwise; (3) Employee’s breach of fiduciary duty involving personal profit; or (4) Employee’s willful violation in the course of performing his duties for Employer of any law, rule or regulation (other than traffic violations or misdemeanor offenses). No act or failure to act shall be considered willful unless done or omitted to be done in bad faith and without reasonable belief that the action or omission was in the best interest of Employer.

(B) by Employee within six (6) months following the occurrence of one or more of the following events:

(1) the nature of Employee’s duties or the scope of Employee’s responsibilities or authority as of the date first written above are materially modified by Employer without Employee’s written consent where such material modification constitutes an actual or constructive demotion of Employee; provided, however, that a change in the position(s) to whom Employee reports shall not by itself constitute a material modification of Employee’s responsibilities; provided, further, that if Employee voluntarily becomes an employee of an affiliate of the Employer in connection with a Spin-off (as defined in Section 8) of that affiliate, the nature of Employee’s duties and the scope of responsibilities and authority referred to above in this Section 1(b)(i)(A)(1) shall mean those as in effect as of the first day of employment with the affiliate following the Spin-off and not those in effect with the Employer as of the date first written above;

(2) Employer changes the location of its principal office to outside a fifty (50) mile radius of the office where the Employee is headquartered;

(3) Employer’s setting of Employee’s base salary for any year at an amount which is less than ninety percent (90%) of the greater of: (x) Employee’s base salary for 2007; or (y) Employee’s highest base salary during the three (3) then most recent calendar years (including the year of termination), regardless of whether such salary reduction occurs in one year or over the course of years; or

(4) this Agreement is not expressly assumed by any successor (directly or indirectly, whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer.

(ii) for any reason, either voluntarily or involuntarily, during the 30-day period beginning on the first anniversary of such Change of Control, unless such termination is because of

Employee’s death, Disability or Retirement. The term “Disability” shall have the same meaning as set forth in Employer’s group long-term disability policy. The term “Retirement” shall mean termination of employment in accordance with: (A) a qualified employee pension or profit-sharing plan maintained by Employer; or (B) Employer’s retirement policy in effect immediately prior to the Change in Control. For purposes of this Agreement, Employee’s employment shall be terminated by written notice delivered by either Employer or Employee to the other party. The date of Employee’s termination of employment shall be the earlier of the date of Employee’s or Employer’s written notice terminating Employee’s employment with Employer, unless such notice shall specify an effective date of termination occurring later than the date of such notice, in which event such specified effective date shall govern (“Termination Date”).

(c) Payment of Benefits upon Termination. If, after a Change in Control has occurred, Employee’s employment with Employer is terminated in accordance with Section 1(b) above, then Employer shall pay to Employee and provide Employee, his or her beneficiaries and estate, the following payment and benefits:

(i) Employer shall pay to Employee a single, lump sum cash payment equal to eighteen (18) months’ salary. For the purpose of calculating amounts payable pursuant to this Section 1(c), “salary” shall be an amount equal to: (A) the greater of (1) Employee’s highest annual base salary paid during the previous three (3) years; or (2) Employee’s annual base salary in the year of termination, plus (B) the greatest annual aggregate amount of any annual bonus paid to Employee in respect of any of the three (3) fiscal years immediately preceding such termination. For purposes of the preceding sentence: (w) the term “salary” shall not include any cash or equity-based incentive award intended to be a long-term incentive award, including awards made pursuant to Employer’s 2003 Long-Term Incentive Award Program; (x) an annual bonus paid in the form of stock will be considered to have been paid in respect of a particular year if (1) in the case of a bonus paid under Employer’s annual Incentive Bonus Plan in effect for the applicable year (as the same may be amended from time or time, or any successor plan, the “Bonus Plan”), the stock bonus was awarded in respect of that year, even if it did not vest in that year; or (2) in the case of any other stock bonus, the shares vested in that year (other than as a result of the Change in Control); (y) a stock bonus will be valued: (1) in the case of a bonus paid under the Bonus Plan, at a figure equal to the number of shares awarded, multiplied by the per-share value (closing price) on the date on which the bonus was approved by the Compensation Committee of Employer’s Board of Trustees, and (2) in the case of any other stock bonus, at a figure equal to the number of shares that vested, multiplied by the per-share value (closing price) on the date on which they vested; and (z) notwithstanding the valuation provisions in clause (y) above, if Employee elected to receive all or any portion of an annual bonus in the form of stock rather than cash, the maximum amount to be included as bonus in the computation of “salary” for that year shall be the amount of cash bonus otherwise payable without taking into account any additional stock granted in consideration for delayed vesting. Payment also will be made for vacation time that has accrued, but is unused as of the date of termination. If Employee’s employment is terminated by Employee by a written notice which specifies a Termination Date at least five (5) business days later than the date of such notice, the payment shall be made on the Termination Date. If Employee gives less than five (5) business days notice, then such payment shall be made within five (5) business days of the date of such notice. Notwithstanding the above, if Employee’s termination of employment occurs under the circumstances described in Section 1(b)(ii) (i.e., for any reason, either voluntarily or involuntarily, during the 30-day period beginning on the first anniversary of such Change of Control, unless such termination is because of Employee’s death, Disability or Retirement), then if and to the extent required in order to comply with Section 409A of the Code, as determined by the Employer, the payment to Employee shall be delayed until six months and one day after the Termination Date;

(ii) Employee shall receive “Full Benefits” for eighteen (18) months following the Termination Date. Employer shall have satisfied its obligation to provide Full Benefits to Employee if it: (A) pays premiums due in connection with COBRA continuation coverage to continue Employee’s medical and dental insurance coverage at not less than the levels of coverage immediately prior to termination of Employee’s employment; (B) maintains at not less than Employee’s highest levels of coverage prior to the termination of Employee’s employment individual life insurance policies and accidental death and dismemberment policies for the benefit of Employee and pays the annual premiums associated therewith; (C) to the extent that Employer maintained a long-term disability policy that provided coverage to Employee in excess of the coverage provided under Employer’s group long-term disability policy, maintains at not less than Employee’s highest levels of coverage prior to the termination of Employee’s employment an individual long-term disability policy for the benefit of Employee and pays the annual premiums associated therewith, subject to the limitations of the policy; and (D) pays the annual premiums associated with Employee’s continued participation, at not less than Employee’s highest levels of coverage prior to the termination of Employee’s employment, under Employer’s group long-term disability policy for a period of one (1) year following the Change in Control, subject to the limitations of the policy. Notwithstanding the foregoing, Employee shall be required to pay the premiums and any other costs of such Full Benefits in the same dollar amount that Employee was required to pay for such costs immediately prior to the termination of Employee’s employment;

(iii) Employer, to the extent legally permissible, shall continue to provide to Employee all other officer perquisites, allowances, accommodations of employment, and benefits on the same terms and conditions as such are from time to time made available generally to the other officers of Employer but in no event less than the highest level of the perquisites, allowances, accommodations of employment and benefits that were available to Employee during the last twelve (12) months of Employee’s employment prior to the Change in Control for a period of eighteen (18) months following the Termination Date;

(iv) For the purposes of this Section 1(c), Employee’s right to receive officer perquisites, allowances and accommodations of employment is intended to include: (A) Employee’s right to have Employer provide Employee for a period not to exceed six (6) months from Employee’s Termination Date with a telephone number assigned to Employee at Employer’s offices, telephone mail and a secretary to answer the telephone; provided, however, such benefits described in this Section 1(c)(iv)(A) shall not include an office or physical access to Employer’s offices and will cease upon the commencement by Employee of employment with another employer; and (B) Employee’s right to have Employer make available at Employer’s expense to Employee at Employee’s option the services of an employment search/outplacement agency selected by Employee for a period not to exceed six (6) months.

(v) Upon the occurrence of a Change in Control, all restrictions on the receipt of any option to acquire or grant of Voting Securities to Employee shall lapse and such option shall become immediately and fully exercisable. Notwithstanding any applicable restrictions or any agreement to the contrary, Employee may exercise any options to acquire Voting Securities as of the Change in Control by delivery to Employer of a written notice dated on or prior to the expiration of the stated term of the option.

(d) Excise Tax Payments.

(i) In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code) that is provided for under this Agreement (other than the payment provided for in this Section 1(d)(i)) to be paid to or for the benefit of Employee (a “Payment” or

“Payments”) is determined or alleged to be subject to an excise or similar purpose tax pursuant to Section 4999 of the Code or any successor or other comparable federal, state, or local tax laws or any interest or penalties incurred by Employee with respect to such excise or similar purpose tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), Employer shall pay to Employee such additional compensation as is necessary (after taking into account all federal, state and local taxes (including any interest and penalties imposed with respect to such taxes), including any income or Excise Tax, payable by Employee as a result of the receipt of such additional compensation)) (a “Gross-Up Payment”) to place Employee in the same after-tax position (including federal, state and local taxes) Employee would have been in had no such Excise Tax been paid or incurred.

(ii) All mathematical determinations, and all determinations as to whether any of the total Payments are “parachute payments” (within the meaning of Section 280G of the Code) that are required to be made under this Section 1(d), including determinations as to whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by an independent accounting firm selected by the Employee from among the four (4) largest accounting firms in the United States (the “Accounting Firm”), which shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, both to Employer and the Employee by no later than ten (10) days following the Termination Date, if applicable, or such earlier time as is requested by Employer or the Employee (if the Employee reasonably believes that any of the Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee and Employer with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefor) and that the Employee has substantial authority not to report any Excise Tax on his federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to the Employee within twenty (20) days after the Determination (and all accompanying calculations and other material supporting the Determination) is delivered to Employer by the Accounting Firm. The cost of obtaining the Determination shall be borne by Employer, and any Determination by the Accounting Firm shall be binding upon Employer and the Employee, absent manifest error. Without limiting the obligation of Employer hereunder, Employee agrees, in the event that Employer makes a Gross-Up Payment to cover any Excise Tax, to negotiate with Employer in good faith with respect to procedures reasonably requested by Employer which would afford Employer the ability to contest the imposition of such Excise Tax; provided, however, that Employee will not be required to afford Employer any right to contest the applicability of any such Excise Tax to the extent that Employee reasonably determines (based upon the opinion of the Accounting Firm) that such contest is inconsistent with the overall tax interest of Employee.

(iii) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an “Excess Payment”) or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an “Underpayment”). An Underpayment shall be deemed to have occurred: (A) upon notice (formal or informal) to Employee from any governmental taxing authority that Employee’s tax liability (whether in respect of Employee’s current taxable year or in respect of any prior taxable year) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which Employer has failed to make a sufficient Gross-Up Payment; (B) upon determination by a court; (C) by reason of determination by Employer (which shall include the position taken by Employer, together with its consolidated group, on its federal income tax return); or (D) upon the resolution of the dispute to Employee’s satisfaction. If an Underpayment occurs, Employee shall promptly notify Employer and Employer shall promptly, but in any event, at least five (5) days prior to the date on which the applicable governmental taxing authority has requested payment, pay to

Employee an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties (other than interest and penalties imposed by reason of Employee’s failure to file a timely tax return or pay taxes shown due on Employee’s return where such failure is not due to Employer’s actions or omissions) imposed on the Underpayment. An Excess Payment shall be deemed to have occurred upon a “Final Determination” (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments (or a portion thereof) with respect to which Employee had previously received a Gross-Up Payment. A “Final Determination” shall be deemed to have occurred when Employee has received from the applicable governmental taxing authority a refund of taxes or other reduction in Employee’s tax liability by reason of the Excess Payment and upon either: (x) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds Employee and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired; or (y) the statute of limitations with respect to Employee’s applicable tax return has expired. If an Excess Payment is determined to have been made, the amount of the Excess Payment, together with interest thereon at an annual rate equal to the Applicable Federal Rate provided for in Section 1274(d) of the Code from the date the Gross-Up Payment (to which the Excess Payment relates) was paid to Employee until date of repayment of the Excess Payment to Employer, shall be paid by Employee to Employer within thirty (30) days after the determination of such Excess Payment and written notice having been delivered to Employee.

(iv) Notwithstanding anything in this Section 1 to the contrary, in the event that, according to the Final Determination, an Excise Tax will be imposed on any Payment or Payments, Employer shall pay to the applicable governmental taxing authorities as Excise Tax withholding, the amount of the Excise Tax that Employer has actually withheld from the Payment or Payments.

(e) No Set-Off. After a Change in Control, Employer shall have no right of set-off, reduction or counterclaim in respect of any debt or other obligation of Employee to Employer against any payment, benefit or other Employer obligation to Employee provided for in this Agreement.

(f) Interest on Amounts Payable. After a Change of Control, if any amounts which are required or determined to be paid or payable or reimbursed or reimbursable to Employee under this Section 1 are not so paid promptly at the times provided herein or therein, such amounts shall accrue interest, compounded daily at the annual percentage rate which is three percentage points (3%) above the interest rate which is announced by The Riggs National Bank (Washington, D.C.) from time to time as its prime lending rate, from the date such amounts were required or determined to have been paid or payable or reimbursed or reimbursable to Employee until such amounts and any interest accrued thereon are finally and fully paid; provided, however, that in no event shall the amount of interest contracted for, charged or received hereunder exceed the maximum non-usurious amount of interest allowed by applicable law.

(g) Disputes; Payment of Expenses. At any time after a Change of Control, all costs and expenses (including legal, accounting and other advisory fees and expenses of investigation) incurred by Employee in connection with: (i) any dispute as to the validity, interpretation or application of any term or condition of this Section 1; (ii) the determination in any tax year of the tax consequences to Employee of any amounts payable (or reimbursable) under this Section 1; or (iii) the preparation of responses to an Internal Revenue Service audit of, and other defense of, Employee’s personal income tax return for any year which is the subject of any such audit or an adverse determination, administrative proceeding or civil litigation arising therefrom that is occasioned by or related to an audit of the Internal Revenue Service of Employer’s income tax returns are, upon written demand by Employee, to be paid by

Employer (and Employee shall be entitled, upon application to any court of competent jurisdiction, to the entry of a mandatory injunction, without the necessity of posting any bond with respect thereto, compelling Employer) promptly on a current basis (either directly or by reimbursing Employee). Under no circumstances shall Employee be obligated to pay or reimburse Employer for any attorneys’ fees, costs or expenses incurred by Employer.

3 Confidentiality.

(a) Employer’s Obligations. Unless Employee and Employer mutually agree on appropriate language for such purposes, in the event that Employee’s employment is terminated following a Change in Control, Employer, except to the extent required by law, will not make or publish, without the express prior written consent of Employee, any written or oral statement concerning Employee’s work related performance or the reasons or basis for the severing of Employee’s employment relationship with Employer; provided, however, that the foregoing restriction is not applicable to information which was or became generally available to the public other than as a result of a disclosure by Employer.

(b) Employee’s Obligations. Employee acknowledges and reaffirms that Employee will comply with the terms of the confidentiality letter executed by Employee upon commencement of Employee’s employment with Employer.

4. Tax Withholding. Employer may withhold from any benefits payable under this Agreement, and pay over to the appropriate authority, all federal, state, county, city or other taxes (other than any excise tax imposed under Section 4999 of the Code or any similar tax) as shall be required pursuant to any law or governmental regulation or ruling.

5. Arbitration.

(a) Any controversy, claim or dispute arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in accordance with the then existing Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The parties irrevocably consent to the jurisdiction of the federal and state courts located in Maryland for this purpose. Each such arbitration proceeding shall be located in Maryland.

(b) The arbitrator(s) may, in the course of the proceedings, order any provisional remedy or conservatory measure (including, without limitation, attachment, preliminary injunction or the deposit of specified security) that the arbitrator(s) consider to be necessary, just and equitable. The failure of a party to comply with such an interim order may, after due notice and opportunity to cure with such noncompliance, be treated by the arbitrator(s) as a default, and some or all of the claims or defenses of the defaulting party may be stricken and partial or final award entered against such party, or the arbitrator(s) may impose such lesser sanctions as the arbitrator(s) may deem appropriate. A request for interim or provisional relief by a party to a court shall not be deemed incompatible with the agreement to arbitrate or a waiver of that agreement.

(c) The parties acknowledge that any remedy at law for breach of this Agreement may be inadequate, and that, in the event of a breach by Employee of Section 3(b), any remedy at law would be inadequate in that such breach would cause irreparable competitive harm to Employer. Consequently, in addition to any other relief that may be available, the arbitrator(s) also may order permanent injunctive relief, including, without limitation, specific performance, without the necessity of the prevailing party proving actual damages and without regard to the adequacy of any remedy at law.

(d) In the event that Employee is the prevailing party in such arbitration, then Employee shall be entitled to reimbursement by Employer for all reasonable legal and other professional fees and expenses incurred by Employee in such arbitration or in enforcing the award, including reasonable attorney’s fees.

(e) The parties agree that the results of any such arbitration proceeding shall be conclusive and binding upon them.

6. Continued Employment. This Agreement shall not confer upon the Employee any right with respect to continuance of employment by Employer.

7. Mitigation. Employee shall not be required to mitigate the amount of any payment, benefit or other Employer obligation provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Employee in any subsequent employment.

8. No Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either Employer or Employee without the prior written consent of the other party; provided, however, that this provision shall not preclude Employee from designating one or more beneficiaries to receive any amount that may be payable after Employee’s death and shall not preclude Employee’s executor or administrator from assigning any right hereunder to the person or persons entitled thereto; provided, further, that in connection with a voluntary transfer, the Employer may assign this Agreement (and its rights, remedies, obligations, and liabilities) to an affiliate of the Employer without the consent of the Employee in connection with a spin off of such affiliate (whether by a transfer of shares of beneficial ownership, assets, or other substantially similar transaction) to all or substantially all of the shareholders of the Employer (a “Spin-off”) and, upon such assignment, the affiliate shall be deemed the Employer for all purposes of this Agreement. This Agreement shall not be terminated either by the voluntary or involuntary dissolution or the winding up of the affairs of Employer, or by any merger or consolidation wherein Employer is not the surviving entity, or by any transfer of all or substantially all of Employer’s assets on a consolidated basis. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the surviving entity or to the entity to which such assets shall be transferred.

9. Amendment. This Agreement may be terminated, amended, modified or supplemented only by a written instrument executed by Employee and Employer.

10. Waiver. Either party hereto may by written notice to the other: (a) extend the time for performance of any of the obligations or other actions of the other party under this Agreement; (b) waive compliance with any of the conditions or covenants of the other party contained in this Agreement; or (c) waive or modify performance of any of the obligations of the other party under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach. No failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights to exercise the same any subsequent time or times hereunder.

11. Severability. In case any one or more of the provisions of this Agreement shall, for any reason, be held or found by determination of the arbitrator(s) pursuant to an arbitration held in accordance with Section 5 above to be invalid, illegal or unenforceable in any respect: (a) such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement; (b) this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein; and (c) if the effect of a holding or finding that any such provision is either invalid, illegal or unenforceable is to modify to Employee’s detriment, reduce or eliminate any compensation, reimbursement, payment, allowance or other benefit to Employee intended by Employer and Employee in entering into this Agreement, Employer shall promptly negotiate and enter into an agreement with Employee containing alternative provisions (reasonably acceptable to Employee), that will restore to Employee (to the extent legally permissible) substantially the same economic, substantive and income tax benefits Employee would have enjoyed had any such provision of this Agreement been upheld as legal, valid and enforceable. Failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or of any other provision of this Agreement.

12. Governing Law. This Agreement has been executed and delivered in the State of Maryland and its validity, interpretation, performance and enforcement shall be governed by the laws of said State; provided, however, that any arbitration under Section 5 hereof shall be conducted in accordance with the Federal Arbitration Act as then in force.

13. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or the execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

14. Source of Payments. All payments provided under this Agreement shall be paid in cash from the general funds of Employer, and no special or separate fund shall be established and no other segregation of assets shall be made to assure payment.

15. Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

16. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered in person or when deposited in the U.S. mail, registered or certified, postage prepaid, and mailed to Employee’s addresses set forth herein and the business address of Employer, unless a party changes its address for receiving notices by giving notice in accordance with this Section, in which case, to the address specified in such notice.

17. Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if each of the signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

18. Entire Agreement. Except as may otherwise be provided herein, this Agreement supersedes any and all prior written agreements existing between Employer and Employee with regard to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement to be effective as of the day and year indicated above.

/s/ Andrew P. Blocher
Employee’s Signature

Employee’s Permanent Address:

2319 Gerken Avenue
Vienna, VA 22181

FEDERAL REALTY INVESTMENT TRUST

By:	/s/ Donald C. Wood
Donald C. Wood
President and Chief Executive Officer

Address:	1626 East Jefferson Street
Rockville, Maryland 20852